EXHIBIT 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang Ryder  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Executives Enter Into an Asset Diversification Program

KIRKLAND, Wash. –  February 27, 2004 - Nextel Partners, Inc. (NASDAQ: NXTP) announced today that 7 of its executives, including John Chapple, Chairman, President and CEO, sold a total of 1,405,000 shares and have also established Rule 10b5-1 selling programs under which they will sell up to an additional 925,000 shares in a regular and orderly manner over the course of the next 15 months.

The shares sold today, and those included in the 10b5-1 programs, represent approximately 9.8% and 6.4%, respectively, of the executives’ total Nextel Partners holdings and, in aggregate, less than 1% of the company’s total common shares outstanding.  The shares sold by John Chapple represent 13.9% of his total Nextel Partners holdings, and the shares to be sold in his 10b5-1 program represent an additional 4.1% of his holdings.  The transactions are part of an asset diversification plan for the executives, and represent the first time that any of the executives have sold Nextel Partners stock since the company was founded in 1998.

“This action allows us to monetize a modest percentage of our Nextel Partners stock for the purposes of diversification,” said Chapple.  “It is important to note that this is the first time any member of the executive team has sold a single share of Nextel Partners stock since we founded the company in 1998, and we continue to hold a substantial position in Nextel Partners.  I continue to believe strongly in our company, its future prospects, and in the outstanding team of partners we have managing this business.”

Nextel Partners’ Rule 10b5-1 selling program is based on the Securities and Exchange Commission’s Rule 10b5-1, which permits insiders to implement a written plan to sell stock when they are not in possession of material non-public information and continue to sell shares on a regular basis even if they receive such information subsequently.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in mid-sized and rural markets in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including Nationwide Direct Connect®, cellular voice, cellular wireless Internet access and short messaging, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 293 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

# # #